EXHIBIT 99.1

PRESS RELEASE

Green Planet Group Announces Initial Funding for Major Power Project

SCOTTSDALE, Ariz., April 18, 2012 (GLOBE NEWSWIRE) -- Green Planet Group, Inc. (Pink Sheets:GNPG) announced today that it has completed the first step of funding for its Pump Storage Project.

Porter Capital Corporation of Birmingham, AL agreed to provide the funds to establish a security deposit which will trigger two additional large investments culminating in a total investment of $240 million. These investments represent approximately twenty percent of the total estimated cost of $1.2 billion to complete the construction of this renewable energy, hydroelectric 800 megawatt power plant.

Green Planet wishes to publicly thank Ron Williamson, Executive Vice President, Salvatore Trupiano, Chief Operating Officer and Senior Vice President and Tonia Daniel, Vice President of Operations of Porter Capital for working with the Company to complete this first round of funding. Porter Capital has provided Lumea Staffing, a wholly owned subsidiary of Green Planet, a revolving line of credit of up to $5 million for the past three years. The total amount funded by Porter through this period exceeds $120 million. For additional information about Porter please contact Salvatore Trupiano at 205-397-4074.

Edmond L. Lonergan, President/CEO stated, "As most of our shareholders know the Company has navigated through numerous problems and is now on the verge of becoming a very successful, green technology company. None of this would have been possible without Porter Capital's help and ongoing support." Lonergan continued, "I am more convinced than ever, that Green Planet will grow and become a profitable and successful company."

About Green Planet Group

Green Planet Group, Inc. (Pink Sheets:GNPG) is based in Scottsdale, AZ and engages in ongoing research and development to create products and services that enhance our environment. The Company's revenues are currently derived from the production and distribution of fuel-based energy conservation and clean-air products, as well as through the placement of members of the growing ranks of the unemployed into meaningful "green collar" careers. For additional information, please visit www.greenplanetgroup.com.

Porter Capital Corporation, founded in 1991, is part of The Porter Capital Group, headquartered in Birmingham, AL. The other companies included in the Porter Capital Group are Porter Billing Services, Porter Bridge Loan Company and CapitalPartners Leasing.

SAFE HARBOR: Certain information included herein may contain statements that are forward looking, such as statements relating to plans for future expansion and other business development activities. Such forward-looking information is subject to changes and variations which are not reasonably predictable and which could significantly affect future results.

CONTACT:	Chris Knapp, Investor Relations Manager investor-relations@greenplanetgroup.com Telephone (602) 396-6013